Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PGT Innovations, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-227281) on Form S-3 and the registration statements (Nos. 333-231721, 333-196048, 333-166075, 333-146719, 333-135616) on Form S-8 of PGT Innovations, Inc. of our reports dated March 2, 2021, with respect to the consolidated balance sheets of PGT Innovations, Inc. as of January 2, 2021 and December 28, 2019, and the related consolidated statements of operations, comprehensive income, cash flows, and shareholders’ equity for each of the years in the three-year period ended January 2, 2021, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of January 2, 2021, which reports appear in the January 2, 2021 annual report on Form 10 K of PGT Innovations, Inc.

Our report dated March 2, 2021, on the consolidated financial statements as of January 2, 2021 and December 28, 2019 and for each of the years in the three-year period ended January 2, 2021, contains an explanatory paragraph that states that the Company has changed its method of accounting for leases as of December 30, 2018 due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases, and several related amendments, as issued by the Financial Accounting Standards Board (FASB).

/s/ KPMG LLP

Tampa, Florida

March 2, 2021